Exhibit (10)(17)

EXECUTION VERSION

RECAPTURE AND TERMINATION AGREEMENT

This RECAPTURE AND TERMINATION AGREEMENT, dated as of December 8, 2017 (this “Agreement”), is made and entered into by and between Lincoln Benefit Reinsurance Company, a captive insurance company organized under the laws of the State of Vermont (the “Reinsurer”), and Lincoln Benefit Life Company, an insurance company organized under the laws of the State of Nebraska (the “Ceding Company”).

WHEREAS, the Reinsurer and the Ceding Company are parties to that certain Reinsurance Agreement effective as of September 30, 2012 (the “Reinsurance Agreement”);

WHEREAS, the Ceding Company and the Reinsurer desire to recapture the Recaptured Business (as defined below) currently ceded under the Reinsurance Agreement and terminate the Reinsurance Agreement; and

WHEREAS, the Ceding Company and the Reinsurer desire a full and final settlement, discharge and release of any and all of each of their respective liabilities, duties and obligations with respect to the Recaptured Business.

NOW, THEREFORE, the Ceding Company and the Reinsurer (each a “Party”, and together, the “Parties”) agree as follows:

Article I.

DEFINITIONS

Section 1.1. Definitions. For purposes of this Agreement, all capitalized terms not defined herein shall have the meanings set forth in the Reinsurance Agreement.

Article II.

RECAPTURE

Effective as of 12:01 a.m. Central time on October 1, 2017 (the “Effective Time”), the Ceding Company hereby recaptures one hundred percent (100%) of all liabilities ceded to the Reinsurer under the Reinsurance Agreement (the “Recaptured Business”).

Article Ill.

RECAPTURE CONSIDERATION

Section 3.1. Recapture con sideration. Notwithstanding anything contained in the Reinsurance Agreement to the contrary, as consideration for the Ceding Company’s recapture of the Recaptured Business, the Reinsurer shall transfer to the Ceding Company cash in an amount equal to (i) the Statutory Reserves (calculated as of the Effective Time) plus (ii) interest on the Statutory Reserves in the amount of $192 dollars per day for each day from the Effective Time through the payment date as set forth in Section 3.2 plus (iii) twenty-five thousand dollars ($25,000.00) plus (iv) the Coinsurance Premiums received by the Reinsurer, as the administrator of the Ceding Company, on or after the Effective Time minus (v) the Expense Allowance paid by the Reinsurer for expenses arising under Section 5.03 of the Reinsurance Agreement on or after the Effective Time minus (vi) the Covered Liabilities paid by the Reinsurer, as the administrator of the Ceding Company, on or after the Effective Time minus (vii) the Claims Expenses paid by Reinsurer, as the administrator of the Ceding Company, on or after the Effective Time (the “Recapture Consideration”).

Section 3.2. Payments. The Recapture Consideration shall be paid by the Reinsurer to the Ceding Company within fifteen (15) days after the date set forth in the preamble.

Section 3.3. Ceding Company Release of the Reinsurer. In consideration of the receipt of the payments described in Section 3.2 and the release provided in Section 3.4, as of the Effective Time, the Ceding Company hereby forever releases and discharges the Reinsurer, and its predecessors, successors, affiliates, agents, officers, directors, employees and shareholders, from any and all past, present, and future obligations, adjustments, liability for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, premium payments, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys’ fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever, all whether known or unknown, vested or contingent, that the Ceding Company now has, owns, or holds or claims to have, own, or hold, or at any time had, owned, or held, or claimed to have had, owned, or held, or may after the execution of this Agreement have, own, or hold or claim to have, own, or hold, against the Reinsurer, arising from, based upon, or in any way related to the Recaptured Business, it being the intention of the Parties that this release operate as a full and final settlement of the Reinsurer’s current and future liabilities to the Ceding Company under and in connection with the Recaptured Business, provided, however, that this release does not discharge obligations of the Reinsurer that have been undertaken or imposed by the terms of this Agreement.

Section 3.4. Reinsurer Release of the Ceding Company. In consideration of the recapture set forth in Article II and the release provided in Section 3.3, as of the Effective Time, the Reinsurer hereby forever releases and discharges the Ceding Company, and its predecessors, successors, affiliates, agents, officers, directors, employees and shareholders, from any and all past, present, and future obligations, adjustments, liability for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, premium payments, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys’ fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever, all whether known or unknown, vested or contingent, that the Reinsurer now has, owns, or holds or claims to have, own, or hold, or at any time had, owned, or held, or claimed to have had, owned, or held, or may after the execution of this Agreement have, own, or hold or claim to have, own, or hold, against the Ceding Company, arising from, based upon, or in any way related to the Recaptured Business, it being the intention of the Parties that this release operate as a full and final settlement of the Ceding Company’s current and future liabilities to the Reinsurer under and in connection with the Recaptured Business, provided, however, that this release does not discharge obligations of the Ceding Company that have been undertaken or imposed by the terms of this Agreement.

Section 3.5. Termination of Reinsurance Agreement. Upon payment of the Recapture Consideration to the Ceding Company, the Reinsurance Agreement shall be deemed to be terminated as of the Effective Time.

Article IV.

MISCELLANEOUS

Section 4.1. Entire Agreement. This Agreement (including any annexes and schedules hereto) and the Reinsurance Agreement constitute the entire agreement between the Parties relating to the matters contained in this Agreement, and shall supersede all prior agreements, understandings, representations and warranties, both written and oral, express or implied, among the Parties with respect to the subject matter of this Agreement.

Section 4.2. Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Nebraska, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Party agrees to submit itself to a court of competent jurisdiction in the State of Nebraska.

Section 4.3. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 4.4. Severability. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, (i) such holding shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph, and (ii) the Parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.

Section 4.5. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party. Each Party may deliver its signed counterpart of this Agreement to the other Party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

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IN WITNESS WHEREOF, the Reinsurer and the Ceding Company have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

LINCOLN BENEFIT REINSURANCE COMPANY

By: /s/ Mario Imbarrato
Mario Imbarrato
Vice President and Chief Financial Officer

By: /s/ W. Weldon Wilson
W. Weldon Wilson
Chief Executive Officer

[Signature Page to Recapture and Termination Agreement]